As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	20-5413139
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patricia M. Rice

Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher K. Agbe-Davies

Associate General Counsel – Securities and Finance

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.001 per share	5,000,000	$36.095	$180,475,000	$20,971.20
Total	5,000,000	$36.095	$180,475,000	$20,971.20

(1)	This registration statement registers the issuance of 5,000,000 shares of the common stock of Spectra Energy Corp (the “Registrant”), par value $0.001 per share, which are issuable pursuant to the Registrant’s Stock Purchase and Dividend Reinvestment Plan.
(2)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices for the shares of the Registrant’s common stock as reported on the New York Stock Exchange on February 23, 2015.
(3)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this registration statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this registration statement, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

PROSPECTUS

5,000,000 SHARES

SPECTRA ENERGY CORP

COMMON STOCK

Stock Purchase and Dividend Reinvestment Plan (the “Plan”)

The Plan provides a convenient way for you to purchase shares of our common stock without paying any brokerage commissions or service charges. The Plan promotes long-term ownership in our common stock by offering:

•	A simple way to increase your holdings in our common stock by automatically reinvesting your cash dividends;

•	The opportunity to purchase additional shares by making optional investments of at least $50 for any single investment, up to a maximum of $100,000 per month, which maximum may be waived at our discretion; and

•	A feature which allows you to deposit certificates representing our common stock into the Plan for safekeeping.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $100,000. To the extent required by state securities laws in certain jurisdictions, shares of our common stock that are offered under the Plan to persons who are not presently record holders of our common stock may be offered only through a registered broker/dealer.

This prospectus relates to 5,000,000 shares of our common stock, par value $0.001 per share, offered for purchase under the Plan. You should read this prospectus carefully and retain it for future reference.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “SE.”

You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2015.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. In addition, this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after their respective dates, even though this prospectus or a supplement is delivered or securities are sold on a later date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements represent management’s intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Factors used to develop these forward-looking statements and that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•	state, provincial, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries;

•	outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services;

•	potential effects arising from terrorist attacks and any consequential or other hostilities;

•	changes in environmental, safety and other laws and regulations;

•	the development of alternative energy resources;

•	results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions;

•	increases in the cost of goods and services required to complete capital projects;

•	declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans;

•	growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition;

•	the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets;

•	the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets during the periods covered by forward-looking statements; and

•	the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We have filed this registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s web site listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede that information.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;

•	Definitive Proxy Statement on Schedule 14A, filed on March 6, 2014 (other than information in such Definitive Proxy Statement that is not specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 22, 2014); and

•	Description of Capital Stock contained in the section entitled “Description of Capital Stock” in the Information Statement contained in our Registration Statement on Form 10 (File No. 1-33007) initially filed on September 7, 2006, as amended by Amendment No. 1 on October 20, 2006, Amendment No. 2 on November 16, 2006 and Amendment No. 3 on December 6, 2006, and revised by our Current Reports on Form 8-K, dated December 14, 2006, May 13, 2009, May 7, 2012 and April 16, 2014.

We also incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this prospectus.

We will provide to any person to whom this prospectus is delivered a free copy of any document incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference). Copies may be obtained by requesting them in writing or by telephone from us at:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

Attention: Investor Relations

You may also obtain these documents from our website at www.spectraenergy.com or at the SEC’s website www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link and then entering our name in the “name” field or “SE” in the ticker symbol field.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. This prospectus is dated February 27, 2015. You should not assume that the information contained in this prospectus is accurate as of any date other than February 27, 2015. Neither the mailing of this prospectus to shareholders nor the issuance of our common stock will create any implication to the contrary.

Spectra Energy Corp

We, through our subsidiaries and equity affiliates, own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading natural gas infrastructure companies. We also own and operate a crude oil pipeline system that connects Canadian and U.S. producers to refineries in the U.S. Rocky Mountain and Midwest regions. For over a century, we and our predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. We currently operate in three key areas of the natural gas industry: gathering and processing, transmission and storage, and distribution. We provide transmission and storage of natural gas to customers in various regions of the northeastern and southeastern United States, the Maritime Provinces in Canada, the Pacific Northwest in the United States and Canada, and in the province of Ontario, Canada. We also provide natural gas sales and distribution services to retail customers in Ontario, and natural gas gathering and processing services to customers in western Canada. We also own a 50% interest in DCP Midstream, LLC, based in Denver, Colorado, one of the leading natural gas gatherers in the United States based on wellhead volumes, and one of the largest U.S. producers and marketers of natural gas liquids. Our internet website is http://www.spectraenergy.com.

Our natural gas pipeline systems consist of approximately 21,000 miles of transmission pipelines. Our storage facilities provide approximately 295 billion cubic feet of net storage capacity in the United States and Canada. Our crude oil pipeline system, Express-Platte, consists of over 1,700 miles of transmission pipeline comprised of the Express pipeline and the Platte pipeline systems.

Our Principal Executive Offices

Our corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. Our telephone number is (713) 627-5400.

SUMMARY OF THE PLAN

Enrollment: An interested investor who does not already own shares of our common stock may enroll in the Plan by making an initial investment of at least $250 and submitting a completed enrollment form (an “Enrollment Form”). Existing shareholders may participate by submitting a completed Enrollment Form. If your shares of our common stock are held in a brokerage account, you may participate directly by registering some or all of those shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf.

Reinvestment of Dividends: You may elect to have all or a portion of your cash dividends on our common stock automatically reinvested toward the purchase of additional shares of our common stock without paying any fees. You also have the option of receiving a cash dividend on all or a portion of the shares held in your account (“Account”) under the Plan.

Optional Investments: You may invest additional funds in our common stock through optional investments of at least $50 for any single investment up to $100,000 per month. Optional investments in excess of $100,000 may only be made pursuant to a waiver request that has been granted by us as described in more detail under “Optional Investments.” You may make such optional investments occasionally or at regular intervals, as you desire. Optional investments will be fully invested in our common stock through the purchase of whole shares and fractional shares. We will pay or reinvest proportionate cash dividends on fractional shares of our common stock depending upon your reinvestment election.

Safekeeping of Certificates: The Plan offers a safekeeping service whereby you may deposit certificates representing our common stock held in certificate form into the Plan. You can select this service without participating in any other feature of the Plan. The safekeeping service is free of any service charges.

Gifts or Transfer of Shares: You may direct us to transfer all or a portion of the shares of our common stock credited to your Account to another person, whether or not the transferee is a participant in the Plan. There is no cost for this service, and it is available for all shares held in the Plan, including shares deposited into the Plan for safekeeping.

Sale of Shares: You may sell (i) shares of our common stock credited to your Account through the Plan, including those certificated shares deposited into the Plan for safekeeping, and (ii) those dividend reinvestment shares deposited into the Plan. You will incur a charge of $0.05 per share (which includes broker commission) and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale.

Statement of Account: You will receive a statement or a transaction advice for each month during which your Account had activity. All participants in the Plan will receive a quarterly statement of account.

Fees: You will not be charged any fees for the purchase of shares through your Account. A charge of $0.05 per share (which includes brokerage commissions) will be deducted from the proceeds of any sale of shares credited to your Account.

Principal Executive Offices: Our principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, telephone (713) 627-5400.

RISK FACTORS

An investment in our common stock involves risks. Before purchasing any of our common stock you should carefully consider the “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015, together with the other information in this prospectus, any applicable prospectus supplement and the documents that are incorporated by reference in this prospectus, about risks concerning our common stock. See also “Cautionary Statement Regarding Forward-Looking Information” in this prospectus.

USE OF PROCEEDS

We will receive proceeds from the purchase of our common stock pursuant to the Plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.

ADMINISTRATION OF THE PLAN

Broadridge Corporate Issuer Solutions, Inc. serves as Administrator of the Plan (the “Administrator”). Its responsibilities include:

•	receiving optional investments;

•	maintaining records;

•	issuing statements of account; and

•	performing other duties required by the Plan.

The Administrator holds shares registered in the Plan’s nominee name representing the aggregate number of whole shares of our common stock purchased under, or deposited for safekeeping into, the Plan and credited to participants’ Accounts. All open market purchases of shares will be made in the open market on the exchange on which the shares are traded. Purchases are usually made through a broker affiliated with the Administrator, or an Affiliated Broker. An Affiliated Broker will receive brokerage commissions. The price per share cannot be determined prior to the purchase. The price per share purchased shall always be the average weighted price of all shares purchased for the Plan on that trade date or dates plus the per share transaction fee. Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one (1) day. The purchase price will not be known until the purchase price is complete. For optional cash investments, purchases are made at least once a week.

You may contact the Administrator as detailed below.

TELEPHONE NUMBERS AND MAILING ADDRESS

Inquiries about the Plan or your participation in the Plan

For information about the Plan, your participation in the Plan or shares in your account, you can contact the Administrator in any of the following ways:

By telephone

(855) 2-SPECTRA (855-277-3287) (to be used by participants inside of the United States) and (720) 378-5720 (to be used by participants outside of the United States).

Customer service representatives are available from 7:00 A.M. to 7:00 P.M. Eastern Time, Monday through Friday.

The interactive voice response is available 24 hours a day, 7 days per week.

By Internet	For Plan prospectus, enrollment, requests to sell, other inquiries or forms or requests to initiate certain account transactions: www.shareholder.broadridge.com/spectra.

By mail (Including Certified/Overnight Mail)	For inquiries regarding the Plan, including optional investments, sales, transfers, deposits or withdrawals (please be sure to include the name Spectra Energy Corp and your Account number if you are an existing participant):

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

For overnight delivery services:

Broadridge Corporate Issuer Solutions, Inc.

ATTN: IWS

1155 Long Island Avenue

Edgewood, NY 11717

ENROLLMENT

You are eligible to participate in the Plan if you meet the requirements outlined below. If you are a citizen or resident of a country other than the United States, its territories and possessions, you must first determine that participating in the Plan will not violate local laws applicable to us, the Plan or you as a participant.

If you do not currently own any shares of our common stock, you may join the Plan after receiving a copy of this prospectus and returning a completed Enrollment Form along with your initial investment of at least $250. Some state securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this prospectus and the Enrollment Form to residents of those states rather than us providing that information directly to those residents.

If you already own shares of our common stock and those shares are registered in your name, you may join the Plan after receiving a copy of this prospectus and returning a completed Enrollment Form. Registered shareholders should be sure to sign their names on the Enrollment Form exactly as they appear on their stock certificates.

If you hold your shares of our common stock in a brokerage, bank or other intermediary account—that is, in “street name,” you may participate in the Plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. As another option, you may request a copy of this prospectus from the Administrator and return a completed Enrollment Form along with an initial investment of at least $250 to Broadridge Corporate Issuer Solutions, Inc.

Information on electronic enrollment and payment under the Plan may be found on the Administrator’s website at www.shareholder.broadridge.com/spectra.

INVESTMENT OPTIONS

The options regarding the reinvestment of your dividends are listed below. You may change a reinvestment decision at any time by notifying the Administrator in writing. Your notification must be received prior to the record date for a dividend for it to be reinvested. We generally pay dividends on our common stock in March, June, September and December, subject to declaration by the Board of Directors.

•	FULL DIVIDEND REINVESTMENT – Your cash dividends on all shares of our common stock are automatically reinvested. This includes reinvestment on Plan shares as well as shares held outside of the Plan.

•	PARTIAL DIVIDEND REINVESTMENT – You must specify the number of shares of our common stock, including Plan shares on which you wish to receive cash dividends. Dividends on the remaining shares are reinvested.

•	NO DIVIDEND REINVESTMENT/OPTIONAL INVESTMENTS ONLY – You will receive cash dividends on all shares of our common stock, including Plan shares.

Direct Deposit of Cash Dividends: If you choose the partial dividend reinvestment option or the no dividend reinvestment option, you may elect to have all of your cash dividends deposited directly into your U.S. bank account on the dividend payment date instead of receiving a check by mail. To make this election, you must complete a direct deposit authorization form and return it to the Administrator, along with a voided check for the designated bank account. The direct deposit authorization form is available from the Administrator. In order to initiate, change or stop the direct deposit of dividends, the Administrator must receive your written request at least thirty (30)  days before the dividend payment date.

OPTIONAL INVESTMENTS

You can purchase shares of our common stock by using the Plan’s optional investment feature. To purchase shares by making optional investments, you must invest at least $50 at any one time (at least

$250 for an initial investment if you are not already a shareholder), but cannot invest more than $100,000 per month, unless a request for waiver has been granted by us, as discussed below in more detail. Any optional investment of less than $50 ($250 for an initial investment by an investor who is not a shareholder) and any optional investment or investments totaling more than $100,000 per month will be returned without interest. You have no obligation to make any optional investments under the Plan.

Timing of Investments: An “Investment Date” for optional investments will occur each Thursday or, if that day is not a business day, the business day immediately following that Thursday. The Administrator must receive optional investments no later than two (2) business days before an Investment Date for those investments to be invested in our common stock beginning on that Investment Date. Otherwise, the Administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the Administrator pending investment. Accordingly, you may wish to transmit any such investments so as to reach the Administrator shortly, but not less than two (2) business days before an Investment Date in order to minimize any time period during which your funds are not invested.

For dividend payments that you have designated for reinvestment, purchases may begin on the dividend payment date.

Method of Payment:

•	Check – You may make optional investments during any month by delivering to the Administrator a completed optional investment stub (the tear-off portion located at the bottom of your statement or transaction advice) or an Enrollment Form, and a personal check made payable in U.S. dollars from a U.S. bank to Spectra Energy Corp. Cash payments will not be accepted.

•	Automatic Bank Draft – You may pre-authorize the Administrator to deduct a set amount ($25 minimum) from a U.S. checking, savings or credit union account. To initiate the bank draft, you must complete and sign the “Authorization for Monthly Investments” section of the Enrollment Form, and return it to the Administrator with a voided check for the bank account from which funds are to be drafted. Automatic bank drafts will be initiated as promptly as practicable. After the automatic bank draft is established, funds will be drawn on the 25th of each month or if that date falls on a non-business day, the next business day. If the draft occurs on any day other than a Friday, funds drafted will be invested in our common stock on the next weekly cash payment Investment Date following receipt of funds. Bank drafts occurring on a Friday will be invested on the Investment Date occurring in the following week. You should allow up to four (4) weeks for the first automatic bank draft to be initiated. In order to terminate an automatic bank draft, you must notify the Administrator in writing at least ten (10) business days before the next automatic bank draft date in order for the termination to be effective by that date.

You should direct any inquiries regarding other forms of payment to the Administrator as indicated above under the caption “Telephone Numbers and Mailing Address.” The Administrator may impose fees for checks or drafts returned for insufficient funds, in amounts determined from time to time.

Dividends on Shares Purchased: If shares that you have purchased by optional investment are added to your Account on or before a dividend record date, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your Account. We generally pay dividends on our common stock in March, June, September and December, subject to declaration by the

Board of Directors.

Pending Investments. Optional investments, pending investment pursuant to the Plan, will be credited to your Account. Any such investments that are not invested in our common stock within thirty (30) days of receipt will be promptly returned to you.

Waiver of Maximum Investment Limit. Unless a waiver is granted by us, the maximum amount a participant may invest per month is $100,000. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities and general economic and market conditions.

Shares purchased in excess of the Plan maximum investment amount will be priced as follows:

•	Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP, for that investment date. Funds for such investments must be received by the Administrator not later than the business day before the first day of the pricing period.

•	We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•	If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that must be equal to or exceed the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the NYSE for each trading day in the relevant pricing period. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•	We will establish a threshold price only if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a 10-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Administrator are required to notify you that a threshold price has been established for any pricing period.

•	We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one (1) of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•	Newly issued shares purchased pursuant to a request for waiver will be posted to the participants’ accounts within three (3) business days following the end of the applicable pricing period or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one (1) or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the Administrator at (855) 2-SPECTRA.

PURCHASE OF SHARES

Source of Shares: Shares of our common stock needed to meet the requirements of the Plan will be either newly issued shares purchased directly from us or shares purchased in the open market by an Affiliated Broker. Purchases are usually made through an Affiliated Broker. The Affiliated Broker will receive brokerage commissions. We will not change our determination regarding the source of shares more than once in any 3-month period.

Pricing of Newly Issued Shares: The price of each newly issued share purchased directly from us for dividend reinvestments or for optional investments not exceeding $100,000 per month will be the average of the high and low sale prices of our common stock reported on the NYSE Composite Tape for the trading date preceding the Investment Date. In the event no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate. Please read “Optional Investments—Waiver of Maximum Investment Limit” for information on pricing for investments in excess of $100,000.

Pricing of Shares Purchased in the Open Market: The price of any shares of our common stock purchased in the open market to satisfy Plan requirements will be the weighted average price per share of the aggregate number of shares purchased for the relevant Investment Date. The number of shares (including any fraction of a share, rounded to four decimal places) of our common stock purchased in the open market that is credited to your Account for a particular Investment Date will be determined by dividing the total amount of cash dividends, optional investments and/or initial investments to be invested for you on that Investment Date by the relevant purchase price per share. We will pay any brokerage fees that the Plan incurs for open market purchases. Such brokerage fees will be reported to you as taxable income and will become a part of the cost of shares purchased on your behalf. Please read “Optional Investments—Waiver of Maximum Investment Limit” for information on pricing for investments in excess of $100,000.

The Affiliated Broker may commingle your funds with those of other participants in the Plan for the purpose of executing purchase and sale transactions.

Timing of Purchases: Purchases in the open market may begin on the relevant Investment Date and will be completed no more than fifteen (15) days after that Investment Date. For dividends being reinvested, purchases may begin on the dividend payment date. Funds not invested in our common stock within thirty (30) days of receipt will be promptly returned to you. With regard to open market purchases of shares of our common stock by an Affiliated Broker, neither we, the Administrator nor any participant in the Plan will have any authority or power to:

•	direct the time or price at which shares may be purchased;

•	designate the markets on which shares are to be purchased; or

•	select the broker or dealer (other than the Affiliated Broker) through which purchases may be made.

Therefore, you will not be able to precisely time your purchases through the Plan, and will bear the market risk associated with fluctuations in the price of our common stock.

SALE OF SHARES

You may request, at any time, that all or a portion of the shares of our common stock credited to your Account be sold by delivering written instructions to the Administrator or contacting the Administrator by telephone. Written instructions must be sent by mail and must be signed by all registered holders of those shares. The Administrator will transmit the instructions to the Affiliated Broker, who will sell the shares as promptly as practicable. As with purchases, the Affiliated Broker aggregates all requests to sell shares and then sells the total shares on the open market. Sales are usually made through an Affiliated Broker. The Affiliated Broker cannot, however, sell any certificated shares owned by a participant in the Plan unless the certificates are first deposited into the Plan using the safekeeping feature. The Affiliated Broker will receive brokerage commissions.

The Administrator reserves the right to close your Account if the share balance in the Account is less than one (1) whole share. If the Administrator exercises this right, you will receive a check for the value of any fractional share less applicable brokerage commissions and any required tax withholdings or transfer taxes.

Timing of Sales: The Affiliated Broker will generally make sales of Plan shares at least weekly, or more frequently if volume dictates. With regard to those sales, neither we, the Administrator nor any participant in the Plan will have any authority or power to:

•	direct the time or price at which shares may be sold;

•	designate the markets on which shares are to be sold; or

•	select the broker or dealer (other than the Affiliated Broker) through which sales may be made.

Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuations in the price of our common stock. You may also choose to sell your shares through a stockbroker of your choice, in which case you should withdraw the shares by requesting a certificate for your shares from Broadridge Corporate Issuer Solutions, Inc. See “Issuance of Certificates” in this prospectus for more information.

Pricing of Shares Sold: The sale price of any shares sold will be the weighted average price of all shares sold for participants in the Plan during the period in which the Affiliated Broker is provided with Plan shares for that sale. You will receive the proceeds of the sale, less a charge of $0.05 per share (which includes brokerage commissions) and any required tax withholdings or transfer taxes.

SAFEKEEPING OF CERTIFICATES

You may deposit any shares of our common stock that you hold in certificate form into the Plan for safekeeping by delivering those stock certificates, unendorsed, to the Administrator and requesting that the shares be credited to your Account. You may do this at the time of enrollment by delivering the certificates along with a completed Enrollment Form or at any later time. Also, shares issued in direct registration are eligible for safekeeping in the Plan by delivering written instructions to the Administrator. The safekeeping feature is offered at no charge to you and eliminates the risk associated with the loss of stock certificates.

The shares of our common stock that you deposit will be credited to your Account and will be treated in the same manner as shares of our common stock purchased under the Plan and credited to your Account. Cash dividends paid on shares of our common stock that are deposited into the Plan for safekeeping will be paid to you or reinvested in shares of our common stock in accordance with your reinvestment election as designated on your Enrollment Form.

GIFTS OR TRANSFERS OF SHARES

You may give or transfer shares of our common stock to anyone you choose by:

•	making an initial investment to establish an Account in the recipient’s name. Simply complete and submit an application to the Administrator in the recipient’s name together with the required initial investment of at least $250, but not more than $100,000;

•	making an optional investment in an amount of at least $50, but not more than $100,000, on behalf of an existing participant; or

•	transferring shares from your Account to another person as described below.

You may transfer ownership of all or part of your Plan shares by delivering a written request to the Administrator with instructions for the change in ownership. Requests for Account transfers are subject to the same requirements as requests for the transfer of securities, including the requirement that the Administrator receive a properly executed and signed stock power with signatures guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

The Administrator will continue to hold shares transferred under the Plan. The Administrator will open an Account in the name of the transferee, if the transferee is not already a participant, and the transferee will automatically be enrolled in the Plan. The transferee will receive an Enrollment Form and may make elections on the form with regard to the reinvestment of cash dividends on the transferred shares. If no election is made, cash dividends will be reinvested on behalf of the transferee. A statement will be sent to the transferee showing the transfer of shares into his or her Account unless you request otherwise.

The transfer will be made as soon as practicable after the Administrator receives the required documentation.

Shares of our common stock credited to your Account may not be pledged or assigned. If you wish to pledge or assign your shares, you must withdraw those shares from your Account.

ISSUANCE OF CERTIFICATES

You may obtain at any time, free of charge, a certificate for all or a part of the whole shares of our common stock credited to your Account upon written request to the Administrator. The reverse side of the statement top may be used for this purpose. Those certificate(s) will be mailed by first class mail, within five (5) business days of the Administrator’s receipt of the written request, to your address of record. The issuance of Plan shares in certificate form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our common stock will continue to be credited to your Account. Certificates for fractions of shares of our common stock will not be issued under any circumstances.

Certificates will be issued in the name or names in which the Account is registered unless you instruct otherwise. If the certificate is issued in a name other than your Account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

CONVERT TO DIRECT REGISTRATION

You may convert at any time, free of charge, to direct registration form for all or a part of the whole shares of our common stock credited to your Account upon written request to the Administrator. The reverse side of the statement top may be used for this purpose. The conversion of Plan shares to direct registration form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our common stock will continue to be credited to your Account. No fractional shares of our common stock will be issued in direct registration form under any circumstances.

Shares in direct registration form will be issued in the name(s) in which the Account is registered unless you instruct otherwise. If the shares are to be issued in a name other than your Account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

STATEMENTS OF ACCOUNT

If you reinvest dividends, then you will receive a quarterly statement showing all transactions for your Account during the current calendar year. You will receive transaction advices in months in which you made an optional investment or deposited, transferred or withdrew shares under the Plan. The Administrator will also send a statement promptly after the sale of shares under the Plan. If you participate in the Plan through a broker, bank or other intermediary account, you should contact that party regarding your statement.

Please notify Broadridge Corporate Issuer Solutions, Inc., the Administrator, promptly of any changes in your address. The Administrator will mail all notices, statements and reports to your address of record. You should retain the statements that you receive in order to establish the cost basis of shares purchased under the Plan for tax and other purposes.

TERMINATION OF PARTICIPATION

You may terminate your participation in the Plan at any time by delivering written instructions to the Administrator, by mail signed by all registered holders listed on the Account. Upon termination, you must elect either to receive a certificate or direct registration shares for the number of whole shares held in your Account and a check for the value of any fractional share or to have all the shares in your Account sold for you as described under the caption “Sale of Shares” in this prospectus.

The Administrator will send your stock certificates, statement and/or proceeds to you as soon as practicable. Thereafter, cash dividends on any remaining shares of our common stock that you hold will be paid to you and will not be reinvested.

OTHER INFORMATION

Stock Dividend/Stock Split: Any stock dividends or split shares that we distribute on shares credited to your Account will be added to your Account. Stock dividends or split shares that we distribute on shares registered in your name outside of the Plan will be mailed directly to you in the same manner as to holders of shares of our common stock who are not participating in the Plan.

Rights Offering: Your entitlement under the Plan in a regular rights offering will be based upon your total holdings of our common stock in the Plan. We will issue rights certificates only for the number of whole shares credited to your Account. Rights based on a fraction of a share held in your Account will be sold for the Account and the net proceeds will be invested in our common stock and added to your Account by the end of the following month.

Voting of Proxies: You will have the exclusive right to exercise all voting rights with respect to shares of our common stock credited to your Account. You will receive proxy materials from us for each shareholder meeting, including a proxy statement and a form of proxy covering all shares credited to your Account and all shares of stock registered in your name outside of the Plan as of the record date for the shareholder meeting.

Shareholder Communications: In addition to proxy materials, participants in the Plan will have the right to receive all communications sent to holders of our common stock generally.

Responsibility of the Administrator, the Affiliated Broker and us: Neither the Administrator (including us acting as such) nor the Affiliated Broker will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including any claim of liability arising out of failure to terminate your Account upon your death prior to receipt of written notice of your death, or with respect to the prices at which shares of our common stock are purchased or sold for your Account and the times when those purchases and sales are made.

Plan Modification or Termination: We reserve the right to suspend, modify or terminate the Plan at any time without the approval of participants in the Plan. We will send notice of any suspension, termination or significant modification of the Plan to all participants, who will in all events have the right to withdraw from participation.

Multiple Accounts: We reserve the right to aggregate all optional investments for participants with more than one (1) Account using the same name, address or social security or taxpayer identification number. Also for the purpose of such limitations, all participants’ Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. If we exercise our right to aggregate investments and the result is an investment in excess of $100,000 per month, then we will return, without interest, as promptly as practicable, any amount in excess of $100,000.

Transfer Agent and Registrar: Broadridge Corporate Issuer Solutions, Inc. will act as our transfer agent and registrar for our common stock.

We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the Plan.

The payment of dividends is at the discretion of our Board of Directors and will depend upon many factors, including the financial condition, earnings and capital requirements of our operating subsidiaries, covenants associated with certain debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our Board of Directors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan obligates us to declare or pay any dividend on our common stock.

INTERPRETATION OF THE PLAN

Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.

PLAN OF DISTRIBUTION

We will not extend to any participants or other investors who may be engaged in the securities business any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to optional cash payments and initial investments made under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of participation in the Plan by a U.S. person. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and other administrative pronouncements, and court decisions, all as in effect on the date of this prospectus and all subject to change, or differing interpretations, possibly with retroactive effect. This summary does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States).

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES (INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES) OF PARTICIPATING IN THE PLAN, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

In general, the amount of cash dividends paid by us will be includable in your income even though reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases. You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

If you make optional investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. The IRS has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued. You should consult with your own tax advisor to determine the appropriate tax treatment of any optional cash investment to acquire shares of our common stock under the Plan in which a waiver discount is provided to you.

Shortly after year-end, we will report to you for U.S. federal income tax purposes the dividends to be credited to your account as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the IRS to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any brokerage fees incurred by the Plan on your behalf. Your December Plan statement will disclose all Plan activities for the year and may be useful when calculating your tax basis. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

The tax basis of shares of stock acquired on or after January 1, 2011 will be reported by us in accordance with Treasury Regulations that are currently effective. The IRS recognizes a variety of tax lot selection methods. The default method for reporting the tax basis of shares of stock sold is the first in—first out (“FIFO”) method, unless you request lot specific identification in connection with placing your sale order.

You will not realize any taxable income when you receive certificates for whole shares credited to your Account under the Plan. Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded the applicable statutory period (currently one (1) year) at the time of disposition.

If you are a U.S. holder participating in the Plan, you must (i) provide a correct taxpayer identification number, certify that you are not subject to backup withholding on an IRS Form W-9 or substitute Form W-9 and otherwise comply with all the applicable requirements of the backup withholding rules; or (ii) provide proof that you are otherwise exempt from backup withholding. Failure to provide a correct taxpayer identification number will result in backup withholding at the current federal rate.

Certain U.S. participants that are individuals, estates or trusts may be required to pay an additional 3.8% Medicare tax on certain investment earnings, including dividends received and capital gains recognized with respect to our common stock.

The Foreign Account Tax Compliance Act (“FATCA”) and existing guidance issued thereunder requires, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. We will not pay any additional amounts to participants in the Plan in respect of any amounts withheld. You should consult with your own tax advisor regarding the possible implications of FATCA on your investment in our common stock.

If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and the validity of the issuance thereof pursuant to this registration statement has been passed upon for us by Reginald D. Hedgebeth, our General Counsel. Mr. Hedgebeth is our employee and owns shares of our common stock (including shares held under employee benefit plans).

EXPERTS

The financial statements of Spectra Energy Corp and subsidiaries, the related financial statement schedule, incorporated in this prospectus by reference from Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Spectra Energy Corp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Midstream, LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

5,000,000 SHARES

SPECTRA ENERGY CORP

COMMON STOCK

Stock Purchase and Dividend Reinvestment Plan

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution (Estimated).

The expenses relating to the registration of the securities will be borne by us. Such expenses are estimated to be as follows:

SEC Registration Fee	20,971.20	*
Printing Fees and Expenses	2,000
Accounting Fees and Expenses	5,000
Legal Fees	5,000
Miscellaneous	1,000

Total	$33,971.20

*	Actual

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporations Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, shareholder vote, agreement or otherwise.

Our certificate of incorporation provides that no director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our shareholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 17.	Undertakings.

(a) The undersigned registrant (the “Registrant”) hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Spectra Energy Corp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on February 27, 2015.

SPECTRA ENERGY CORP
(Registrant)

By:	/s/ J. Patrick Reddy
Name:	J. Patrick Reddy
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive	February 27, 2015
Gregory L. Ebel	Officer and Director

/s/ J. Patrick Reddy	Chief Financial Officer	February 27, 2015
J. Patrick Reddy	(Principal Financial Officer)

*	Vice President and Controller	February 27, 2015
Allen C. Capps	(Principal Accounting Officer)

Signature	Title	Date

Majority of Directors:

Austin A. Adams*	Director	February 27, 2015

Joseph Alvarado*	Director	February 27, 2015

Pamela L. Carter*	Director	February 27, 2015

Clarence P. Cazalot Jr*	Director	February 27, 2015

F. Anthony Comper*	Director	February 27, 2015

Peter B. Hamilton*	Director	February 27, 2015

Michael McShane*	Director	February 27, 2015

Michael G. Morris*	Director	February 27, 2015

Michael E. J. Phelps*	Director	February 27, 2015

*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of the Registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the Registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ J. Patrick Reddy
Name:	J. Patrick Reddy
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibits

2.1	Separation and Distribution Agreement dated as of December 13, 2006 between Duke Energy Corporation and Spectra Energy Corp (filed with Current Report on Form 8-K, filed on December 15, 2006).**

2.2	Reorganization Agreement by and among ConocoPhillips, Duke Capital LLC and DCP Midstream, LLC, dated as of May 26, 2005 (filed as Exhibit No. 10.4 to Form 10-Q of Duke Energy Corporation for the quarter ended June 30, 2005, File No. 1-4928).**

2.2.1	First Amendment to Reorganization Agreement by and among ConocoPhillips, Duke Capital LLC and DCP Midstream, LLC, dated as of June 30, 2005 (filed as Exhibit No. 10.4.1 to Form 10-Q of Duke Energy Corporation for the quarter ended June 30, 2005).**

2.2.2	Second Amendment to Reorganization Agreement by and among ConocoPhillips, Duke Capital LLC and DCP Midstream, LLC, dated as of July 11, 2005 (filed as Exhibit No. 10.4.2 to Form 10-Q of Duke Energy Corporation for the quarter ended June 30, 2005).**

2.3	Amended and Restated Combination Agreement, dated as of September 20, 2001, among Duke Energy Corporation, 3058368 Nova Scotia Company, 3946509 Canada Inc. and Westcoast Energy Inc. (filed as Exhibit No. 10.7 to Form 10-Q of Duke Energy Corporation for the quarter ended September 30, 2001).**

2.4	Spectra Energy Support Agreement dated as of January 1, 2007, between Spectra Energy Corp, Duke Energy Canada Call Co. and Duke Energy Canada Exchangeco Inc. (filed as Exhibit No. 2.2 to Form S-3 of Spectra Energy Corp on January 17, 2007).**

2.5	Spectra Energy Voting and Exchange Trust Agreement dated as of January 1, 2007, between Spectra Energy Corp, Duke Energy Canada Exchangeco Inc. and Computershare Trust Company, Inc. (filed as Exhibit No. 2.3 to Form S-3 of Spectra Energy Corp on January 17, 2007).**

2.6	Plan of Arrangement, as approved by the Supreme Court of British Columbia by final order dated December 15, 2006 (filed as Exhibit No. 2.4 to Form S-3 of Spectra Energy Corp on January 17, 2007).**

2.7	Securities Purchase Agreement by and among BPC Penco Corporation, Kinder Morgan Energy Partners, L.P., Ontario Teachers’ Pension Plan Board, Blackhawk Holdings Trust, 2349466 (U.S.) Grantor Trust, Express US Holdings LP, Express Holdings (Canada) Limited Partnership and 6048935 Canada Inc, dated as of December 10, 2012 (filed as Exhibit No. 2.1 to Form 8-K of Spectra Energy Corp on December 11, 2012).**

2.8	Contribution Agreement by and between Spectra Energy Corp and Spectra Energy Partners, LP, dated as of August 5, 2013 (filed as Exhibit No. 2.1 to Form 8-K of Spectra Energy Corp on August 6, 2013).**

2.8.1	First Amendment to Contribution Agreement by and between Spectra Energy Corp and Spectra Energy Partners, LP, dated as of October 31, 2013 (filed as Exhibit No. 2.1 to Form 8-K of Spectra Energy Corp on November 1, 2013).**

4.1	Amended and Restated Certificate of Incorporation of Spectra Energy Corp (filed as Exhibit No. 3.1 to Form 8-K of Spectra Energy Corp on December 15, 2006).**

4.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Spectra Energy Corp (filed as Exhibit No. 3.1 to Form 8-K of Spectra Energy Corp on May 7, 2012).**

4.2	Amended and Restated By-Laws of Spectra Energy Corp (filed as Exhibit No. 3.1 to Form 8-K of Spectra Energy Corp on April 15, 2014).**

5.1	Opinion of Reginald D. Hedgebeth, General Counsel of the Registrant.*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Spectra Energy Corp.*

23.2	Consent of Deloitte & Touche LLP, Independent Auditors for DCP Midstream, LLC.*

23.3	Consent of Reginald D. Hedgebeth, General Counsel of the Registrant (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney.*

*	Filed herewith
**	Previously filed and incorporated herein by reference thereto.